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                                                                      EXHIBIT 11
                           QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Diluted                                                    1997         1996         1995
                                                        ----------   ----------   ----------

NET INCOME (LOSS)                                       $3,081,304   $2,219,828   $2,096,228
                                                        ==========   ==========   ==========

Weighted average number of common
    shares outstanding during the year                   1,576,556    1,565,765    1,565,765

Add-common equivalent shares (determined using the
    "treasury stock" method) representing shares
    issuable upon exercise of employee stock options        53,657            0            0
                                                        ----------   ----------   ----------

Weighted average number of shares used in calculation
    of net income per share                              1,630,213    1,565,765    1,565,765
                                                        ==========   ==========   ==========

Diluted income per common and common
    equivalent share                                          1.89         1.42         1.34
                                                        ==========   ==========   ==========
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